SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement          |_|  Soliciting Material Under Rule
|_|  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials


                          OMEGA FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|_|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
|_|  Fee paid previously with preliminary materials:

________________________________________________________________________________
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

                   [LETTERHEAD OF OMEGA FINANCIAL CORPORATION]

                            NOTICE OF ANNUAL MEETING
                                       OF
                                  SHAREHOLDERS

                                 APRIL 25, 2005

TO OUR SHAREHOLDERS:

      The 2005 annual meeting of  shareholders  of OMEGA  FINANCIAL  CORPORATION
("Omega") will be held on Monday, April 25, 2005 at 10:00 a.m. (prevailing time), at Ramada Inn, 1450 South Atherton Street, State College, Pennsylvania for the following purposes:

      1. To elect three directors for three year terms, as more fully described in the accompanying Proxy Statement;

      2. To approve a proposal to increase the number of shares that may be issued under the Omega Employee Stock Purchase Plan by 1,000,000 shares, as more fully described in the accompanying Proxy Statement;

      3. To approve a proposal to increase the number of shares that may be issued under the Omega 2004 Stock Option Plan for Non-Employee Directors by 50,000 shares, as more fully described in the accompanying Proxy Statement; and

      4. To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

      The Board of Directors has fixed February 24, 2005 as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.

      If the annual meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened annual meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of Annual Meeting.

      You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting in person, you are urged to vote. You have three options for voting. You may vote through the Internet, by telephone or by mail. Please check your proxy card for instructions on all three options. Omega prefers that you vote via the Internet or by telephone in order to minimize costs. If you vote by mail, sign, date and promptly return the enclosed proxy. A self-addressed envelope is enclosed for your convenience; no postage is required if mailed in the United States.

                                By order of the Board of Directors,

                                /s/ David N. Thiel

                                David N. Thiel, Secretary

March 28, 2005

                           OMEGA FINANCIAL CORPORATION
                                366 Walker Drive
                        State College, Pennsylvania 16801

                                 PROXY STATEMENT

      The enclosed proxy is solicited by and on behalf of Omega Financial Corporation ("Omega" or the "Company") for use at the annual meeting of shareholders to be held on Monday, April 25, 2005 at 10:00 a.m. (prevailing time) at Ramada Inn, 1450 South Atherton Street, State College, Pennsylvania and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is March 28, 2005.

      Voting prior to the meeting will not affect the shareholder's right to attend the annual meeting and vote in person because the proxy is revocable. Any shareholder giving a proxy has the power to revoke it by delivering a later-dated proxy card or by giving written notice to the Secretary of Omega at any time before the proxy is exercised.

      The expense of the proxy solicitation will be borne by Omega. In addition to solicitation by mail, proxies may be solicited in person or by telephone or email by directors, officers or employees of Omega and its bank subsidiary, Omega Bank, N.A. ("Omega Bank"), without additional compensation. Omega is required to pay the reasonable expenses incurred by record holders of Omega Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and annual shareholder reports to any beneficial owners of Omega's Common Stock, upon request of such record holders.

      A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Omega Common Stock for the election of all nominees for directorships hereinafter named.

      If you are a registered shareholder (that is, if you hold your stock in certificate form), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in "street name" (that is, you hold your stock through a broker or other nominee), please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 3:00 a.m. (prevailing time) on Monday, April 25, 2005.

      The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which Omega did not know by November 26, 2004 are to be presented at the Annual Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and Proxy pursuant to Rule 14a-8 or Rule 14a-9 promulgated under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

      Omega had 12,597,446 shares of common stock, par value $5.00 per share ("Common Stock") outstanding at the close of business on February 24, 2005, the record date for the determination of shareholders entitled to receive notice of, and to vote at, the annual meeting. Except for certain restrictions (hereinafter summarized) on the right to cast more than 10% of the total votes, which all shareholders are entitled to cast, each holder of Omega's Common Stock is entitled to one vote for each share of Common Stock held of record on the record date on each matter that may be brought before the annual meeting.

      The presence, in person or by proxy, of holders entitled to cast at least a majority of the votes which the holders of all of the aggregate outstanding shares of Omega Common Stock are entitled to cast constitutes a quorum for the purpose of considering and acting on such matters. All shares of Omega's Common Stock present in person or represented by proxy and entitled to vote, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of Annual Meeting.

      The election of directors will be determined by a plurality vote and the three nominees receiving the most "for" votes will be elected. Approval of Proposal 2, Proposal 3 and any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. Under the Pennsylvania
Business Corporation Law, an abstention, withholding of authority to vote or broker non-vote will not have the same legal effect as an "against" vote and will not be counted in determining whether a proposal has received the required shareholder vote.

      Omega is not currently aware of any matters that will be brought before the annual meeting (other than procedural matters), which are not referred to in the enclosed notice of the annual meeting.

      Article 8 of Omega's Amended and Restated Articles of Incorporation, as amended (the "Restated Articles"), restricts the rights of a Person (as hereafter defined) to cast (or execute written consent with respect to) more than 10% of the total votes which all shareholders are entitled to cast at a meeting, unless authorized to do so by the Board of Directors and subject to such conditions as the Board of Directors may impose. The term "Person" includes not only individuals and entities, but also groups of individuals and entities that act together for the purpose of acquiring, holding, disposing of or voting Common Stock.

      The casting of votes by a Person as a proxy holder for other shareholders is not counted in computing the 10% limitation to the extent that the proxies so voted were revocable and were secured from other shareholders who are not members of a group which includes such Person. Giving a revocable proxy to a Person does not in itself cause the shareholder giving the proxy to be a member of a group that includes such Person. Article 8 provides that the determination by the Board of Directors of the existence or membership of a group, and of the number of votes any Person or each member of a group is entitled to cast, is final and conclusive absent clear and convincing evidence of bad faith.

      In the event of a violation of Article 8, in addition to other remedies afforded Omega, the judges of election cannot count votes cast in violation of
Article 8 and Omega or its nominees have an option to acquire from the violator shares of Common Stock in excess of the 10% limit at prices which would in certain situations be lower than the then current market prices of such shares.

      The foregoing is a brief summary of Article 8 and is qualified and amplified in all respects by the exact provisions of the Restated Articles, which can be obtained in the same manner as Omega's Annual Report on Form 10-K for 2004 (see "Annual Report and Financial Statements").

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

      To the knowledge of Omega, as of February 24, 2005, no person or entity was the beneficial owner of five percent or more of its outstanding Common Stock. Omega's Employee Stock Ownership Plan ("ESOP") holds 827,716 shares, or 6.6% of Omega's outstanding common stock, of which 732,910 shares are allocated to participants in the ESOP and are not considered to be beneficially owned by the ESOP under applicable SEC regulations. The following table sets forth certain information, as of February 24, 2005, with respect to Omega's Common Stock beneficially owned by each director and nominee for director, each executive officer of the Company named in the "Summary Compensation Table" and by all directors, nominees for director and executive officers of Omega as a group. Also included is information with respect to shares of Common Stock that has been allocated to the accounts of directors and officers who are participants in Omega's ESOP. Unless otherwise specified, all persons listed on the following chart have sole voting and investment powers with respect to their shares:

           Name of Individual or                        Number of Shares         Percent of
          Identity of Group Class                    Beneficially Owned (a)      Ownership
          -----------------------                    ----------------------      ----------
          Raymond F. Agostinelli                            22,513(b)                 *
          Maureen M. Bufalino                               11,281(c)                 *
          Philip E. Gingerich                               63,000(d)                 *
          Robert A. Hormell                                 17,110(e)                 *
          Donita R. Koval                                   56,586(f)                 *
          David B. Lee                                     241,750(g)(r)            1.9%
          D. Stephen Martz                                  84,697(h)                 *
          JoAnn N. McMinn                                   47,187(i)(r)              *
          Robert N. Oliver                                   9,333(j)                 *
          James W. Powers, Sr.                              12,901(k)(r)              *
          Stanton R. Sheetz                                  9,145(l)                 *
          Robert A. Szeyller                                 9,030(m)                 *
          David N. Thiel                                    65,215(n)                 *
          Dennis J. Van Benthuysen                          34,780(o)                 *
          Daniel L. Warfel                                 103,311(p)(r)              *
          All directors and executive officers as
          a group (15) persons                             787,841(q)(r)            6.1%

          *less than 1%

(a) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same residence as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after February 24, 2005. Beneficial ownership may be disclaimed as to certain of the securities.

(b) This amount includes 12,387 shares held jointly with Mr. Agostinelli's wife, 1,858 shares owned solely by Mr. Agostinelli's wife, 200 shares owned by Mr. Agostinelli as custodian for his grandchildren, and 1,890 shares owned by McLanahan Drug Store Mgmt. Co. Inc. of which Mr. Agostinelli is president and owner. This amount also includes 3,900 shares issuable upon the exercise of options granted under the 1994 Stock Option Plan for Non-Employee Directors.

(c) This amount includes 615 shares owned by Ms. Bufalino as custodian for her children and 99 shares owned jointly with her husband. This amount also includes 8,300 shares issuable upon the exercise of stock options granted to Ms. Bufalino pursuant to the Omega 1996 Employee Stock Option Plan, 1,076 shares issuable upon the exercise of stock options granted pursuant to the Omega Employee Stock Purchase Plan, and 1,191 shares of Common Stock included in Ms. Bufalino's 401(k) account.

(d) This amount includes 30,000 shares owned solely by Mr. Gingerich's wife. This amount also includes 3,000 shares issuable upon the exercise of options granted under the 1994 Stock Option Plan for Non-Employee Directors.

(e) This amount includes 2,940 shares owned jointly with Mr. Hormell's wife. This amount also includes 6,504 shares issuable upon the exercise of options granted under the 2004 Stock Option Plan for Non-Employee Directors and 3,559 shares included in a deferred compensation account.

(f) This amount includes 4,619 shares owned solely by Ms. Koval's husband and 757 shares owned by Ms. Koval as custodian for her son. This amount also includes 37,872 shares issuable upon the exercise of stock options granted to Ms. Koval pursuant to the Omega 1996 Employee Stock Option Plan, 716 shares issuable upon the exercise of stock options granted pursuant to the Omega Employee Stock Purchase Plan, and 7,458 shares of Common Stock allocated to Ms. Koval's account under the ESOP.

(g) This amount includes 35,735 shares owned solely by Mr. Lee's wife and 7,002 shares owned by Centre Foods Enterprises, Inc., of which Mr. Lee is a director, officer and shareholder. This amount also includes 108,133 shares issuable upon the exercise of stock options granted to Mr. Lee pursuant to the Omega 1996 Employee Stock Option Plan, 442 shares issuable upon the exercise of stock options granted pursuant to the Omega Employee Stock Purchase Plan and 15,363 shares of Common Stock allocated to Mr. Lee's account under the ESOP.

(h) This amount includes 1,050 shares owned solely by Mr. Martz's wife, 29,006 shares issuable upon the exercise of stock options granted to Mr. Martz pursuant to the Omega 1996 Employee Stock Option Plan and 9,013 shares of Common Stock allocated to Mr. Martz's account under the ESOP.

(i) This amount includes 8,402 shares owned jointly with Ms. McMinn's husband and 22 shares owned solely by Ms. McMinn's husband. This amount also includes 28,875 shares issuable upon the exercise of stock options granted to Ms. McMinn pursuant to the Omega 1996 Employee Stock Option Plan, 891 shares issuable upon the exercise of stock options granted pursuant to the Omega Employee Stock Purchase Plan and 8,997 shares of Common Stock allocated to Ms. McMinn's account under the ESOP.

(j) This amount includes 1,026 shares owned jointly with Mr. Oliver's wife. This amount also includes 3,900 shares issuable upon the exercise of options granted under the 1994 Stock Option Plan for Non-Employee Directors.

(k) This amount includes 7,119 shares owned solely by Mr. Powers' wife. This amount also includes 3,600 shares issuable upon the exercise of options granted under the 1994 Stock Option Plan for Non-Employee Directors.

(l) This amount includes 3,900 shares issuable upon the exercise of options granted under the 1994 Stock Option Plan for Non-Employee Directors.

(m) This amount includes 3,900 shares issuable upon the exercise of options granted under the 1994 Stock Option Plan for Non-Employee Directors.

(n) This amount includes 7,549 shares held jointly with Mr. Thiel's wife, 37,000 shares issuable upon the exercise of options granted to Mr. Thiel pursuant to the Omega 1996 Employee Stock Option Plan, 1,751 shares issuable upon the exercise of stock options granted pursuant to the Omega Employee Stock Purchase Plan, and 11,046 shares of Common Stock allocated to Mr. Thiel's account under the ESOP.

(o) This amount includes 14,185 shares owned jointly with Mr. Van Benthuysen's wife and 5,169 shares owned solely by his wife. This amount also includes 4,776 shares issuable upon the exercise of options granted under the 2004 Stock Option Plan for Non-Employee Directors.

(p) This amount includes 30,654 shares held jointly with Mr. Warfel's wife. This amount also includes 53,908 shares issuable upon the exercise of stock options granted to Mr. Warfel pursuant to the Omega 1996 Employee Stock Option Plan, 716 shares issuable upon the exercise of stock options granted pursuant to the Omega Employee Stock Purchase Plan and 18,033 shares of Common Stock allocated to Mr. Warfel's account under the ESOP.

(q) This amount includes an aggregate of 270,304 shares issuable upon the exercise of stock options granted to all executive officers of Omega as a group pursuant to the Omega 1996 Employee Stock Option Plan and the Omega Employee Stock Purchase Plan, an aggregate of 71,862 shares issuable upon the exercise of options granted to all non-employee directors of Omega as a group under the 1994 Stock Option Plan for Non-Employee Directors and the 2004 Stock Option Plan for Non-Employee Directors, and an aggregate of 69,912 shares of Common Stock allocated under the ESOP to the accounts of all executive officers of Omega as a group.

(r) Does not include 827,716 shares of common stock that are owned by the ESOP of which Messrs. Lee, Warfel and Powers and Ms. McMinn are Trustees, other than any shares that have been allocated to the accounts of executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Omega's executive officers, directors, and persons who beneficially own more than ten percent of a registered class of Omega's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Omega. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Omega with copies of all Section 16(a) forms they file.

      To Omega's knowledge, based solely on a review of the copies of such reports furnished to Omega and written representations that no other reports were required, all Section 16(a) filing requirements applicable to Omega's executive officers, directors and greater than ten percent beneficial shareholders were complied with during the year ended December 31, 2004.

                                   PROPOSAL 1
--------------------------------------------------------------------------------
                              ELECTION OF DIRECTORS

      The Bylaws of Omega provide that the Board of Directors shall consist of not less than five nor more than twenty-five directors and that within these limits the number of directors shall be as established by the Board of Directors. The Board of Directors has set the number of directors at eleven. The Bylaws further provide that the Board shall be classified into three classes, as nearly equal in number as possible. One class of directors is to be elected annually. Three directors are to be elected at the 2005 annual meeting of shareholders for a term of three years each.

      The Board of Directors, pursuant to the Bylaws, has nominated the three persons listed below to be nominees for election to the Board of Directors. All are currently serving as directors of Omega. If any of the nominees becomes unavailable for election for any reason, valid proxies may be voted for a substitute nominee, if any, designated by the Board of Directors. Omega expects all nominees to be willing and able to serve.

      The Board of Directors has waived for one year the requirement in the bylaws that a director's term will automatically end on December 31st of the year in which they reach age 70 in the cases of Messrs. Agostinelli, Powers and Oliver. Accordingly, they will serve until December 31, 2005.

      In connection with the merger of Sun Bancorp, Inc. ("Sun") into Omega on October 1, 2004, Maureen M. Bufalino, Dennis J. Van Benthuysen and Robert A. Hormell were appointed to the Board of Directors of Omega for terms expiring at the 2005, 2006 and 2007 Annual Meetings of Shareholders, respectively. In the merger agreement with Sun, Omega agreed to appoint three directors of Sun to one of the three classes of directors of the Omega Board of Directors to serve the remaining term of the class to which each Sun director was appointed. Omega also agreed that the Omega Board of Directors would recommend, subject to its fiduciary duties, the nomination of each Sun director for election by the shareholders of Omega for one additional term of three years after such Sun director's initial term expires.

      On March 18, 1995, Omega's banking subsidiaries, Peoples National Bank of Central Pennsylvania ("Peoples Bank") and The Russell National Bank, merged to form Omega Bank. On October 20, 2001, Omega's banking subsidiaries, Hollidaysburg Trust Company ("Hollidaysburg Trust") and Penn Central National Bank ("Penn Central Bank") were merged into Omega Bank. Any reference below to service with Omega Bank includes service with Omega Bank's predecessors prior to such mergers.

      The following table sets forth certain information regarding Omega's nominees for election to the Board of Directors for a three-year term expiring at the 2008 Annual Meeting of Shareholders:

                                                                Positions with Omega/
                                                            Principal Occupation During
          Name of Nominee              Age                      the Past Five Years
          ---------------              ---                      -------------------
          Philip E. Gingerich          67           Director of Omega since 1994; Director of Omega
                                                    Bank since 1988; Self-employed real estate
                                                    appraiser/consultant until his retirement in
                                                    2003.

          D. Stephen Martz             62           Director of Omega since 1994; Business
                                                    Development Officer of Omega from 2002 until
                                                    August 2004; President and Chief Operating
                                                    Officer of Omega from 1994 to 2002; President
                                                    and Chief Operating Officer of Omega Bank from
                                                    2001 to 2002; Chairman, President, Chief
                                                    Executive Officer and Director of Penn Central
                                                    Bancorp from 1985 to 1994; Director of Omega
                                                    Bank since 1974.

          Maureen M. Bufalino          41           Director of Omega and Omega Bank since October
                                                    2004; Regional President of Omega Bank since
                                                    October 2004; Director of Sun Bancorp, Inc. and
                                                    SunBank from 2001 to 2004; Regional President
                                                    of Guaranty Bank from 2001 to 2004; President
                                                    and Chief Executive Officer of Guaranty Bank
                                                    from 2000 to 2001.

      The following table sets forth certain information regarding those directors whose terms will expire at either the 2006 or 2007 Annual Meeting of
Shareholders:

Terms expiring at the 2006 Annual Meeting of Shareholders:

                                                                Positions with Omega/
                                                            Principal Occupation During
          Name of Director             Age                      the Past Five Years
          ----------------             ---                      -------------------
          David B. Lee                 67           Chairman of the Board of Omega since 1989,
                                                    Chief Executive Officer of Omega since 1986;
                                                    President of Omega from 1986 to 1994 and from
                                                    2002 to 2004; Chief Executive Officer of Omega
                                                    Bank from 1977 until 2003 and Director of Omega
                                                    Bank since 1977.

          Dennis J. Van Benthuysen     59           Director of Omega and Omega Bank since October
                                                    2004; Director of Sun Bancorp, Inc. from 1994
                                                    to 2004; Director of SunBank from 1990 to 2004;
                                                    President and Owner of The Colonial Furniture
                                                    Company, a manufacturer of quality home
                                                    furniture.

Terms expiring at the 2007 Annual Meeting of Shareholders:

                                                                  Positions with Omega/
                                                              Principal Occupation During
          Name of Director             Age                        the Past Five Years
          ----------------             ---                        -------------------
          Stanton R. Sheetz            49           Director of Omega since 1994; Director of Omega
                                                    Bank since 1986; Director, President and Chief
                                                    Executive Officer of Sheetz, Inc., retail
                                                    convenience stores.

          Robert A. Szeyller           66           Director of Omega since 1989; Director of Omega
                                                    Bank since 1985; Managing Director,
                                                    Pennsylvania Financial Group, Inc., an
                                                    insurance, securities and consulting firm.

          Robert A. Hormell            57           Director of Omega and Omega Bank since October
                                                    2004; Director of Sun Bancorp, Inc. from 1994
                                                    to 2004; Chairman of Sun Bancorp from 2002 to
                                                    2004; Director of SunBank from 1991 to 2004;
                                                    Assistant Director of the Susquehanna Economic
                                                    Development Association - Council of
                                                    Governments (SEDA-COG) which provides
                                                    management of economic and community
                                                    development for an eleven-county organization
                                                    in Central Pennsylvania.

Terms expiring on December 31, 2005:

                                                                  Positions with Omega/
                                                              Principal Occupation During
          Name of Director             Age                         the Past Five Years
          ----------------             ---                         -------------------
          Raymond F. Agostinelli       70           Director of Omega since 1993; Director of Omega
                                                    Bank since 1982; President and owner of
                                                    McLanahan Drug Store Mgmt. Co. Inc., a chain of
                                                    drug stores.

          James W. Powers, Sr.         70           Director of Omega since 1994; Director of Omega
                                                    Bank since 1989; President of Polestar
                                                    Plastics, Inc., a manufacturing company until
                                                    his retirement in 1996.

          Robert N. Oliver             71           Director of Omega since 1994; Director of Penn
                                                    Central Bancorp from 1993 to 1994; Director of
                                                    Omega Bank since 1991; Owner and operator of
                                                    Oliver Farms.

         Except as indicated above, each of the nominees or continuing directors has had the same principal occupation for at least five years.

                           BOARD AND COMMITTEE MATTERS

Independence

      The Board of Directors has determined that the following directors, constituting a majority of the members of the Board, are independent as defined in the Corporate Governance Rules of The NASDAQ Market, Inc. ("NASDAQ Corporate Governance Rules"): Raymond F. Agostinelli, Philip E. Gingerich, Robert A. Hormell, Robert N. Oliver, James W. Powers, Sr., Stanton R. Sheetz, Robert A. Szeyller and Dennis J. Van Benthuysen.

Communication with the Board

      Shareholders may communicate with the Board of Directors, including the non-management directors, by sending a letter to an individual director or to the Omega Financial Corporation Board of Directors, c/o David Thiel, Corporate Secretary, Omega Financial Corporation, 366 Walker Drive, State College, PA 16801. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

Meetings of the Board and Committees

      In 2004, there were eleven regular board meetings of Omega. The Board of Directors of Omega has established an Audit Committee, a Compensation Committee and a Nominating Committee. During 2004, all directors of Omega attended at least 75% of the meetings of the Board of Directors of Omega and of all committees of which they were members.

Attendance at Annual Meeting of Shareholders

      The Board of Directors has an informal policy that all of the directors should attend the Annual Meeting of Shareholders, absent exceptional cause. Last year, 7 of the 8 directors then in office attended the Annual Meeting of Shareholders.

                              Director Compensation

      The Board members of Omega who are not employees are paid $700 for each regular meeting of the Board of Directors attended, along with an annual retainer of $5,000. Members of the Omega Audit Committee are paid $250 for every Audit Committee meeting attended. Members of the Omega Board are not compensated for other committee meetings. All of the Board members of Omega are also Board members of Omega Bank. Non-employee board members of Omega Bank receive $500 for attendance at each regular monthly meeting of the Omega Bank Board and an annual retainer of $3,000.

      On May 1, 2004, Messrs. Agostinelli, Gingerich, Oliver, Powers, Sheetz, and Szeyller, the non-employee directors, were each automatically granted options to purchase 500 shares of Common Stock at an exercise price of $33.63 per share pursuant to the 2004 Stock Option Plan for Non-Employee Directors. In connection with the merger of Sun Bancorp, Inc. into Omega on October 1, 2004, as required by the merger agreement, Omega issued options to purchase 8,894, 8,096 and 4,776 shares of Omega Common Stock to Ms. Bufalino, Mr. Hormell and Mr. Van Benthuysen, respectively, at a weighted average exercise price of $31.37 per share in substitution for options to purchase shares of Sun Bancorp, Inc. held by them. See "Severance and Salary Continuation Agreements and Stock Option Plans - Non-Employee Directors Stock Option Plan".

      In December 2004, the Financial Accounting Standards Board, or FASB, issued FASB Statement No. 123R, "Share-Based Payment," referred to as FAS 123R. FAS 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. The provisions of this statement will become effective July 1, 2005 for all equity awards granted after the effective date. FAS 123R requires an entity to recognize compensation expense based on an estimate of the number of awards expected to vest, exclusive of awards expected to be forfeited. Omega will adopt FAS 123R on July 1, 2005. Management has not yet determined the method of adoption it will use or possible changes in the type of stock-based compensation it will use in the future. Pending such determinations, the Board and the Compensation Committee have suspended the automatic grant of options under the 2004 Stock Option Plan for Non-Employee Directors.

      Certain directors of Omega have elected to participate in the Deferred Compensation Plan for Directors. Any director may elect to participate in the Plan by executing a Deferred Compensation Agreement, under the terms of which the participating director waives for a specified period his right to receive the directors' fees to which he would otherwise be entitled in return for an undertaking on the part of Omega to invest those fees and to pay him or his designated beneficiary the amounts so deferred, together with the interest earned on such amounts, over a specified period commencing either at age 62, upon his retirement as a director, or upon his death.

      No director of Omega, or any of its subsidiaries, who is also an employee of Omega, or any of its subsidiaries, receives director's fees. Mr. Lee is employed by Omega as Chairman of the Board and Chief Executive Officer and his compensation for 2004 is set forth in "Executive Compensation and Other Information - Summary Compensation Table." Until his retirement on August 1, 2004, Mr. Martz was employed by Omega Bank as an officer at an annual salary of $120,000. Ms. Bufalino has been employed with Omega Bank at an annual salary of $108,984 since October 1, 2004.

Committees of the Board

      The Board of Directors of Omega has established an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

      The Board of Directors of Omega has appointed a standing Audit Committee consisting of Raymond F. Agostinelli, Chairman, and Messrs. Robert A. Szeyller, James W. Powers, Sr., Stanton R. Sheetz, and Philip E. Gingerich. The Board of Directors has determined that each member of the Audit Committee is independent, as defined in applicable NASDAQ Corporate Governance Rules and SEC regulations. In addition, the Board of Directors has determined that Raymond F. Agostinelli, Audit Committee Chairman, and Stanton R. Sheetz, each qualifies as an audit committee financial expert, as defined in applicable SEC rules. The Audit Committee held fifteen meetings during 2004.

      The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which was attached to the Proxy Statement for Omega's 2004 Annual Meeting of Shareholders. The principal duties of the Audit Committee are to monitor the integrity of the financial statements of Omega, the compliance by Omega with legal and regulatory requirements and the independence and performance of Omega's internal and external auditors. The Committee reviews, formulates and approves procedures for the Omega Internal Audit Department. In addition, the Committee selects the firm to be engaged as Omega's independent public accountants, and approves the engagement of the independent public accountants for all non-audit activities permitted under the Sarbanes-Oxley Act of 2002. The report of the Audit Committee appears on page 12.

Compensation Committee

      The Board of Directors of Omega has appointed a standing Compensation Committee currently consisting of Robert A. Szeyller, Chairman and Messrs. James
W. Powers, Sr, Robert N. Oliver and Philip E. Gingerich. The Board of Directors has determined that each member of the Compensation Committee is independent, as defined in applicable NASDAQ Corporate Governance Rules. The principal duties of the Compensation Committee are to develop and make recommendations to the Board with respect to Omega's executive compensation programs and to determine the annual compensation to be paid to the chief executive officer and each of the other executive officers of Omega. This Committee met three times in 2004. The report of the Compensation Committee is set forth beginning on page 13.

Nominating Committee

      The  Board of  Directors  of Omega has  appointed  a  standing  Nominating
Committee currently consisting of Raymond F. Agostinelli, Philip E. Gingerich, Robert N. Oliver, James W. Powers, Sr., Stanton R. Sheetz and Robert A.
Szeyller. The Board of Directors has determined that each member of the Nominating Committee is independent, as defined in applicable NASDAQ Corporate Governance Rules. This Committee was formed in February 2004. Prior to that, the entire Board of Directors acted as a nominating committee.

      The Nominating Committee is governed by a written charter approved by the Board of Directors, a copy of which was attached to the Proxy Statement for Omega's 2004 Annual Meeting of Shareholders. The principal duties of the Nominating Committee are to identify individuals qualified to become members of the Board consistent with the criteria approved by the Committee, consider nominees made by shareholders in accordance with Omega's bylaws, and select, or recommend to the Board, the director nominees for each annual shareholders meeting.

      Consideration of Director Candidates Recommended or Nominated by Shareholders. The Nominating Committee will consider properly submitted shareholder recommendations for director candidates. A shareholder who wishes to recommend a prospective director nominee should send a signed and dated letter to the Chairman of the Nominating Committee, c/o David Thiel, Corporate Secretary, Omega Financial Corporation, 366 Walker Drive, State College, PA 16801. Under Omega's bylaws, a shareholder who desires to nominate directors for election at Omega's shareholders meeting must comply with the procedures summarized below:

      o shareholder nominations for directors to be elected, which have not been previously approved by the Nominating Committee, must be submitted to the Corporate Secretary not later than the latest date by which shareholder proposals must be submitted to Omega for inclusion in the proxy statement pursuant to SEC Rule 14a-8;

      o shareholder nominations must be in writing and sent either by personal delivery, nationally recognized express mail or U.S. mail, postage prepaid;

      o     each shareholder nomination must set forth the following:

              o      the  name  and  address  of  the  shareholder   making  the
            nomination and the person(s) nominated;

              o a representation that the shareholder is a holder of record of voting stock of Omega entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to vote for the person(s) nominated;

              o a description of all arrangements and understandings between the shareholder and each nominee and any other person(s), naming such person(s), pursuant to which the nomination was submitted by the shareholder;

              o such other information regarding the shareholder nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Nominating Committee; and

              o the consent of each nominee to serve as a director if so elected.

      Under Omega's bylaws, the officer presiding over the shareholders meeting, in such officer's sole and absolute discretion, may reject any nomination not made in accordance with the foregoing procedures.

      The deadline for submitting the letter recommending a prospective director nominee for the 2006 Annual Meeting of Shareholders is November 29, 2005.

      Omega's bylaws are available, at no cost, at the SEC's website, www.sec.gov, as Exhibit 3.4 to Omega's Form 10-K filed with the SEC on March 31, 2003 or upon the shareholder's written request directed to the Corporate Secretary at the address given above.

      Director Qualifications. Nominees for director must be at least 21 years old and less than 70 years old and own shares of Omega common stock.

      Nominees for director will be selected on the basis of outstanding achievement in their careers; broad experience; education; independence under applicable NASDAQ and SEC rules; financial expertise; integrity; financial integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board and committee duties. Nominees should also have experience in the banking industry and knowledge about the issues affecting the banking industry. The proposed nominee should have sufficient time to devote their energy and attention to the diligent performance of the director's duties, including attendance at Board and committee meetings and review of Omega's financial statements and reports, SEC filings and other materials. Finally, the proposed nominee should be free of conflicts of interest that could prevent such nominee from acting in the best interest of shareholders.

      Additional special criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand Omega's financial statements.

      Identifying and Evaluating Nominees for Director. The Nominating Committee assesses the appropriate size of the Board in accordance with the limits fixed by Omega's charter and bylaws, whether any vacancies on the Board are expected and what incumbent directors will stand for re-election at the next meeting of shareholders. If vacancies are anticipated, or otherwise arise, the Nominating Committee considers candidates for director suggested by members of the Nominating Committee and other Board members as well as management, shareholders and other parties. Historically, most of Omega's director nominees have served on one of Omega's bank's local boards or the board of a bank acquired by Omega, or have had a leadership position with an entity that is located in a community served by Omega. The Nominating Committee also has the sole authority to retain a search firm to identify and evaluate director candidates. Except for incumbent directors standing for re-election as described below, there are no differences in the manner in which the Nominating Committee evaluates nominees for director, based on whether the nominee is recommended by a shareholder or any other party.

      In the case of an incumbent director whose term of office expires, the Nominating Committee reviews such director's service to Omega during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director's independence, as well as any special qualifications required for membership on any committees on which such director serves. When a member of the Nominating Committee is an incumbent director eligible to stand for re-election, such director will not participate in that portion of the Nominating Committee meeting at which such director's potential nomination for election as a director is discussed by the Nominating Committee.

      In the case of a new director candidate, the Nominating Committee will evaluate whether the nominee is independent, as independence is defined under applicable NASDAQ Corporate Governance Rules, and whether the nominee meets the qualifications for director outlined above as well as any special qualifications applicable to membership on any committee on which the nominee may be appointed to serve if elected. In connection with such evaluation, the Nominating Committee determines whether the committee should interview the nominee, and if warranted, one or more members of the Nominating Committee will interview the nominee in person or by telephone.

      Upon completing the evaluation, and the interview in case of a new candidate, the Nominating Committee makes a decision as to whether to nominate the director candidate for election at the shareholders meeting.

      Merger Agreement with Sun. In connection with the merger of Sun in to Omega on October 1, 2004, Maureen M. Bufalino, Dennis J. Van Benthuysen and Robert A. Hormell were appointed to the Board of Directors of Omega for terms expiring at the 2005, 2006 and 2007 Annual Meetings of Shareholders, respectively. In the merger agreement with Sun, Omega agreed to appoint three directors of Sun to one of the three classes of directors of the Omega Board of Directors to serve the remaining term of the class to which such Sun director was appointed. Omega also agreed that the Omega Board of Directors would recommend, subject to its fiduciary duties, the nomination of each Sun director for election, by the shareholders of Omega, for one additional term of three years after such Sun Director's initial term expires.

                             Audit Committee Report

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The Audit Committee has discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality and acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards ("SAS") No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm's independence from Omega and its management, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the independent registered public accounting firm's independence.

      The Committee also reviewed management's report on its assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's report on management's assessment and the effectiveness of the Company's internal control over financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements and management's assessment of the effectiveness of the Company's internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2004 filed by the Company with the Securities and Exchange Commission.

Audit Committee Members for 2004:
Raymond F. Agostinelli, Chairman
Philip E. Gingerich
James W. Powers, Sr.
Stanton R. Sheetz
Robert A. Szeyller

March 14, 2005

                          Compensation Committee Report

      The Compensation Committee of the Board of Directors is composed of directors who are not employees of Omega or Omega Bank and is responsible for developing and making recommendations to the Board with respect to Omega's executive compensation programs. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of Omega.

      The policies of Omega's executive compensation program are to:

1) Provide compensation that will attract and retain superior executive talent;

2)    Support the  achievement of the goals  contained in Omega's annual plan by
      linking  a  portion  of  the  executive  officer's   compensation  to  the
      achievement of such goals; and

3) Enhance shareholder value by the use of stock options to further align the interests of the executive officers with those of shareholders.

      The Compensation Committee believes that its executive compensation program provides an overall level of compensation opportunity that is competitive to that offered within the banking community. Actual compensation levels may be greater or less than median competitive levels based on the surveys to which the Compensation Committee subscribes.

      Omega's executive officer compensation program is comprised of base salary, annual cash incentive compensation, Supplemental Executive Retirement Plan ("SERP") for certain executive officers, long term incentive compensation in the form of stock options, and various benefits generally available to all full-time employees of Omega, including employee stock purchase plan options, group medical and life insurance coverage and participation in the ESOP and 401(k) plans. In determining the level of base salary, annual incentive compensation and stock options for executive officers, the Compensation Committee reviews the recommendations made by the Chief Executive Officer with respect to subordinate executive officers, reviews surveys of compensation data for comparable banks and bank holding companies and uses its discretion to set compensation for individual executive officers, including the Chief Executive Officer, at levels where, in its judgment, external, internal or individual circumstances warrant.

      The Compensation Committee has reviewed all components of the executive officers' compensation, including base salary, annual cash incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to Omega of all perquisites and other personal benefits, the actual and projected payout obligations under the SERP and under several potential change-in-control scenarios. Based on this review, the Compensation Committee believes that the executive officers total compensation (and, in the case of the SERP and change-in-control scenarios, the actual and potential payouts) in the aggregate to be reasonable and not excessive.

      Base Salary. Base salary levels for Omega's executive officers are competitively set relative to companies in the banking industry of comparable size within Pennsylvania as well as in the United States. In determining salaries, the Committee also takes into account individual experience and performance of executive officers as it relates to the particular needs of Omega.

      Annual Incentive Compensation. Omega's Executive Incentive Compensation Plan is the Company's annual incentive program for executive officers and key managers. The purpose of this Plan is to provide a direct financial incentive in the form of an annual cash bonus to executives to achieve Omega's annual goals set at the beginning of each fiscal year. In fiscal 2004, the following measures of corporate performance were selected:

1)    Percentage change in return on average equity;

2)    Percentage change in Omega's net income compared to the prior fiscal year;
      and

3)    Percentage change in Omega's earnings per share.

      Individual performance may also be taken into account in determining bonus, as well as other factors. The extra effort required as a result of the merger with Sun Bancorp, Inc. was considered when awarding bonuses for 2004. Target bonus awards are set at competitive levels within the banking industry determined by review of the industry surveys discussed above.

      Stock Options. The Compensation Committee uses the 1996 Employee Stock Option Plan (the "Stock Option Plan") as Omega's long-term incentive plan for executive officers and key managers. The objectives of the Stock Option Plan is to align the long-term interests of executive officers and shareholders by creating a direct link between executive compensation and shareholder return and to enable executives to develop and maintain a significant long-term equity interest in Omega. The Stock Option Plan authorizes the Compensation Committee to award stock options to officers and key employees. In general under the Stock Option Plan, options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant (although the Compensation Committee has the authority to grant non-qualified options under the Stock Option Plan at an exercise price less than the fair market value on the date of grant) and are exercisable beginning one year after the date of the grant (earlier in the event of a "change in control" as defined in the Plan) up to ten years after the date of grant. Awards are made at a level calculated to be competitive within the banking industry based on reviews of industry surveys.

      In December 2004, the Financial Accounting Standards Board, or FASB, issued FASB Statement No. 123R, "Share-Based Payment," referred to as FAS 123R. FAS 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. The provisions of this statement will become effective July 1, 2005 for all equity awards granted after the effective date. FAS 123R requires an entity to recognize compensation expense based on an estimate of the number of awards expected to vest, exclusive of awards expected to be forfeited. Omega will adopt FAS 123R on July 1, 2005. Management has not yet determined the method of adoption it will use or possible changes in the type of stock-based compensation it will use in the future. Pending such determinations, the Board and the Compensation Committee have suspended the granting of options under the Stock Option Plan.

      Generally, all full time employees of Omega, including executive officers, are eligible to receive options under the Employee Stock Purchase Plan. The granting of options under this plan has not been suspended at this time.

      Determination of Compensation of the Chief Executive Officer. During 2004, Mr. Lee was the Chairman and Chief Executive Officer of Omega and Chairman of Omega Bank. Mr. Lee's salary has been determined by his employment agreement with Omega that became effective on January 1, 2004. Under the terms of the employment agreement, Mr. Lee received a salary of $100,000 during 2004.

      Mr. Lee's bonus for fiscal 2004 was $60,000. The bonus was determined in accordance with the Executive Incentive Compensation Plan and was based upon attainment of the performance goals established for Omega at the beginning of the year and the extra effort involved in the Sun Merger. Options to purchase a total of 442 shares of Common Stock were awarded to Mr. Lee for fiscal 2004 pursuant to the Employee Stock Purchase Plan. No incentive stock options were granted to executives for fiscal 2004. In addition, in 2004 Mr. Lee received retirement benefits of $242,028 pursuant to the SERP and will receive a similar amount in 2005.

      Policy  with  respect  to Section  162(m) of the  Internal  Revenue  Code.
Section 162(m) of the Internal Revenue Code denies a deduction for certain compensation exceeding $1,000,000 paid to the chief executive officer and four other highest paid executive officers excluding (among other things) certain performance based compensation. The Compensation Committee continually evaluates to what extent 162(m) applies to its compensation program. Where appropriate, the Compensation Committee has taken action to reduce the impact of this provision. For example, the 1996 Employee Stock Option Plan is intended to comply with the regulations relating to the performance based exception for stock options which have an exercise price of not less than the fair market value of the Common Stock on the date of grant.

Compensation Committee Members for 2004:
Robert Szeyller, Chairman
Robert N. Oliver
James W. Powers, Sr.
Philip E. Gingerich

March 11, 2005

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                           SUMMARY COMPENSATION TABLE

      The following table reflects information concerning the annual and long-term compensation earned by the Chief Executive Officer and the four most highly compensated executive officers of Omega whose annual compensation for 2004 exceeded $100,000 for their services in all capacities during the fiscal years ended December 31, 2004, 2003 and 2002:

                                                                                   Long-Term
                                                                                  Compensation
                                                                                     Awards
                                                    Annual Compensation (1)        Securities
                                                                                   Underlying      All Other
                                               Year       Salary       Bonus (2)   Options (3)   Compensation
                                             ------------------------------------------------------------------
David B. Lee
       Chairman and                            2004      $100,002      $ 60,000          442       $186,575 (4)
       Chief Executive Officer of              2003       449,506      $197,500       11,744        350,156
       Omega; Chairman                         2002       427,065       219,500       13,327        353,366
       of Omega Bank

Donita R. Koval
       President of Omega since                2004      $212,202      $ 85,000          716       $148,929 (5)
       October 2004, Chief Operating           2003       152,127      $ 57,600        6,040        178,398
       Officer of Omega since                  2002       113,048        33,500        5,676         14,533
       December 2003, President of
       Omega Bank since September 2002
       and Chief Executive Officer
       of Omega Bank since July 2003

Daniel L. Warfel
       Executive Vice President                2004      $214,974      $ 72,000          716       $ 69,533 (6)
       and Chief Financial Officer             2003       208,683      $ 82,400        6,250         57,046
       of Omega and of Omega Bank              2002       201,293        91,500        6,931         58,721

David N. Thiel
       Corporate Secretary and Senior          2004      $128,374      $ 29,061          571       $ 11,969 (7)
       Vice President of Omega and of          2003       125,317      $ 27,400        5,066         14,176
       Omega Bank                              2002       120,580        30,400        5,614         14,679

JoAnn N. McMinn
       Senior Vice President,                  2004      $100,750      $ 20,000          449       $  8,705 (8)
       Corporate Controller and                2003        96,250      $ 11,700        3,817         10,315
       Director of Investor Relations          2002        95,136        13,000        4,214         10,888
       of Omega and of Omega Bank

(1) Does not include the value of perquisites provided to certain executive officers that in the aggregate did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.

(2) Represents the bonus paid in the following year for services performed in the year listed.

(3) Represents the total of the number of stock options issued pursuant to Omega's employee stock purchase and stock option plans for the years listed.

(4) For 2004, consisted of $158,699 reserved for his account under the Supplemental Executive Retirement Plan ("SERP"), $10,787 allocated to his account in the ESOP, $4,000 contributed by Omega to Mr. Lee's account in the

      401(k) Plan and $10,323 imputed income from group term life insurance. Does not include $242,028 retirement benefits paid to Mr. Lee pursuant to the SERP because such amount was previously reserved and reported by Omega in prior proxy statements.

(5) For 2004, consisted of $132,821 reserved for Ms. Koval's account under the SERP, $10,787 allocated to Ms. Koval's account in the ESOP, $3,250 contributed by Omega to her account in the 401(k) Plan and $243 imputed income from group term life insurance.

(6) For 2004, consisted of $47,956 reserved for Mr. Warfel's account under the SERP, $10,787 allocated to his account in the ESOP, $4,000 contributed by Omega to his account in the 401(k) Plan and $1,475 imputed income from group term life insurance.

(7) For 2004, consisted of $8,196 allocated to Mr. Thiel's account in the ESOP, $3,115 contributed by Omega to his account in the 401(k) Plan and $658 imputed income from group term life insurance.

(8) For 2004, consisted of $5,918 allocated to Ms. McMinn's account in the ESOP, $2,558 contributed by Omega to her account in the 401(k) Plan and $229 imputed income from group term life insurance.

                          STOCK OPTION GRANTS FOR 2004

      Set forth below is information concerning stock options granted for 2004 under the Stock Purchase Plan and the 1996 Stock Option Plan to the officers of Omega named in the Summary Compensation Table:

                              Number of          % of                                       Potential Realizable Value at
                              Securities    Total Options                                   Assumed Annual Rates of Stock
                              Underlying    Granted to All   Exercise or                       Price Appreciation for
                               Options      Employees for    Base Price     Expiration             Option Term (3)
                Name           Granted           2004        $ per Share       Date         0% ($)      5% ($)     10% ($)
                ----           -------           ----        -----------       ----         ------      ------     -------
            David B. Lee
                (1)              442             0.48%         $ 31.40        12/31/09     $ 1,543     $ 1,968     $ 2,484
          Donita R. Koval
                (1)              716             0.77%           31.40        12/31/09       2,499       3,188       4,023
          Daniel L. Warfel
                (1)              716             0.77%           31.40        12/31/09       2,499       3,188       4,023
           David N. Thiel
                (1)              571             0.62%           31.40        12/31/09       1,933       2,543       3,208
          JoAnn N. McMinn
                (1)              449             0.48%           31.40        12/31/09       1,567       1,999       2,523

(1) Granted pursuant to the Employee Stock Purchase Plan. "Exercise or Base Price" column shows the exercise price in effect for the first 27 months after the date of grant. See footnote (2). No options were granted pursuant to the Stock Option Plan for 2004.

(2) Shows the difference between the market value of the Common Stock for which the option may be exercised less the exercise price of the option assuming that the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at annualized rates of 5% and 10%, respectively. The rates of appreciation used in this table are prescribed by regulations of the SEC and are not intended to forecast future appreciation of the market value of the Common Stock. Because the Employee Stock Purchase Plan options were granted at 90% of the market price of the Common Stock on the date of grant, the "0%" column shows the market value of the Common Stock for which such options may be exercised as of December 31, 2004 less the exercise price and assumes no appreciation in the value of the Common Stock during the option term. By the terms of the Employee Stock Purchase Plan options, the exercise price of options exercised more than 27 months after the date of grant cannot be less than 90% of the fair market value of Omega's Common Stock on the date of exercise, which provision is reflected in the "5%" and "10%" appreciation columns for such options.

                  AGGREGATED STOCK OPTION EXERCISES DURING 2004
                           AND YEAR-END OPTION VALUES

      Set forth below is information concerning the exercise during 2004 of options granted under the Stock Purchase Plan and the Stock Option Plans by the officers named in the Summary Compensation Table and the value of unexercised options held by them at the end of 2004:

                                       Value         Underlying Unexercised          Value of Unexercised
                                     Realized (1)          Options at              In-the-Money Options at
                   Shares Acquired    on Shares        December 31, 2004             December 31, 2004 (2)
     Name            on Exercise      Acquired     Exercisable   Unexercisable   Exercisable    Unexercisable
     ----            -----------      --------     -----------   -------------   -----------    -------------
David B. Lee              668         $  2,431        97,169        11,406        $ 557,390       $    --
Donita R. Koval         1,837            7,787        35,466         5,372          230,059            --
Daniel L. Warfel          668            2,325        49,042         5,582          283,216            --
David N. Thiel          3,750           63,839        34,251         4,500          190,067            --
JoAnn N. McMinn            --               --        26,391         3,375          144,096            --

(1) Represents the difference between the market price of the Common Stock on the date of exercise and the exercise price of the options multiplied by the number of options exercised.

(2) Represents the difference between $34.89, the market price of the Common Stock on December 31, 2004, and the exercise price of the options multiplied by the number of options held.

Stock Performance Graph

      The following graph illustrates the five-year cumulative total return for Omega's Common Stock as compared to The NASDAQ Stock Market Composite Market Index and the Omega Peer Group (described below), assuming an investment of $100 in each on December 31, 1999 and the reinvestment of all dividends.

 [THE FOLLOWING TABLE WAS REPRESENTED AS A LINE GRAPH IN THE PRINTED MATERIAL.]

                                                             Period Ending
Index                            12/31/99    12/31/00    12/31/01    12/31/02    12/31/03    12/31/04
Omega Financial Corporation       100.00       96.97      119.77      138.11      151.55      141.45
NASDAQ Composite                  100.00       60.82       48.16       33.11       49.93       54.49
Omega Financial Peer Group*       100.00       90.76      123.22      145.68      193.82      221.03

      *Source: SNL Financial LC, Charlottesville, VA. Used with permission. All rights reserved.

      *Omega Financial Peer Group consists of commercial banks headquartered in Pennsylvania with total assets between $1-$5 billion. The Peer Group was compiled by SNL Financial and consists of 11 banking institutions: Citizens & Northern Corporation, PennRock Financial Services Corp., AmeriServ Financial, Inc., Royal Bancshares of Pennsylvania, Inc., Univest Corporation of Pennsylvania, Community Banks, Inc., Sterling Financial Corporation, Harleysville National Corporation, S&T Bancorp, Inc., National Penn Bancshares, Inc. and Pennsylvania Commerce Bancorp, Inc. Management believes that the Peer Group selected provides a meaningful comparison because it represents a group of banking institutions that have similar characteristics as Omega and operate within the same geographic area as Omega.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee during 2004 were: Robert Szeyller, Chairman; Philip E. Gingerich, Robert N. Oliver and James W. Powers, Sr. No person who served as a member of the Compensation Committee during 2004 was a current or former officer or employee of Omega or Omega Bank or engaged in certain transactions with Omega or Omega Bank required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee "interlocks" during 2004, which generally means that no executive officer of Omega served as a director or member of the compensation committee of another entity, which had an executive officer serving as a director or member of the Compensation Committee of Omega.

       SEVERANCE AND SALARY CONTINUATION AGREEMENTS AND STOCK OPTION PLANS

Severance Agreements

      Omega and Omega Bank have entered into Severance Agreements with executive officers Donita R. Koval and Daniel L. Warfel. These agreements provide for severance payments in the event that (i) Omega terminates such executive's employment without cause or (ii) such executive terminates their employment with Omega (a) for any reason, whether with or without cause, at any time within three years after a "change in control of Omega," or (b) due to the fact that, without such executive's consent and whether or not a change in control of Omega has occurred, the nature and scope of such executive's authority with Omega or the surviving or acquiring executive are materially reduced to a level below that which such executive enjoys on the date of the severance agreement, the duties or responsibilities assigned to such executive are materially inconsistent with that which such executive has on the date of the severance agreement, such executive's then current base annual salary is materially reduced to a level below that which such executive enjoys on the date of the severance agreement or at any time thereafter (whichever may be greater), the fringe benefits Omega provides to such executive officer on the date of the severance agreement or at any time thereafter (whichever may be greater) are materially reduced, such executive's position or title with Omega or the surviving or acquiring executive is reduced from such executive's current position or title with Omega or such executive's principal place of employment with Omega is changed to a location greater than 40 miles from such executive's current principal place of residence. Cause means (i) conviction of the executive for any felony, fraud or embezzlement or (ii) the executive fails or refuses to comply with the written policies or directives of Omega's Board of Directors or the executive is guilty of misconduct in connection with the performance of his duties for Omega and the executive fails to cure such non-compliance or misconduct within twenty days after receiving written notice from Omega's Board of Directors specifying such non-compliance or misconduct.

      A "change in control of Omega" is defined as a change in control of Omega of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (as amended), whether or not Omega is subject to such reporting requirement. Additionally, a change of control of Omega is deemed to have occurred if (i) any person other than those persons in control of Omega on the date of the severance agreement, acquires the power, directly or indirectly, to direct the management or policies of Omega or to vote 25% or more of any class of voting securities of Omega or (ii) within any period of three consecutive years during the term of the Severance Agreement, individuals who at the beginning of such period constitute the Board of Directors of Omega cease for any reason to constitute at least a majority thereof.

      The term of each agreement initially began on January 1, 2004 and ended on December 31, 2006, unless terminated earlier as provided in the agreement. Unless the Board of Directors notifies the executive prior to December 31, of any year that it does not wish to extend the term of the agreement beyond the expiration of a three-year term, the term of the agreement will automatically be extended for another year; accordingly, the current term of the agreement is three years beginning on January 1, 2005 and ending on December 31, 2007. Thereafter, the term of the agreement will continually be extended in like manner for successive renewal terms. At no time will the current term of the agreement be for a period in excess of three years. The agreement will terminate upon the executive's death or disability, termination of employment for cause, retirement or otherwise or upon the executive reaching age 65.

      In the event that the executive is entitled to severance payments under the agreement, the executive will be paid annual compensation for a period of three years following the date on which the employment is terminated at a rate equal to 100% of their highest annual cash compensation, including cash bonuses, during the three year period ending on the termination date. Such payments shall be coordinated with pension, annuity or other benefits or payments received by the executive under Omega's nonqualified Supplemental Executive Retirement Plan, as the same shall be amended from time to time (the "SERP"), so that the sum of payments made under the severance agreement in any year, when added to payments received under the SERP, will not exceed the executive's highest annual compensation.

      In the event that the executive is entitled to severance payments, the executive will also be entitled to all medical, hospitalization, and life insurance benefits for a period of three years following the termination date, except that, if new employment is accepted by the executive during such period, continuation of such benefits will be offset by coverages provided through the executive's subsequent employer. If permitted under the terms of the SERP, the executive will remain a participant under the SERP. The executive also is entitled to reimbursement for all reasonable relocation expenses incurred and not paid by the executive's new employer in securing employment, provided that such reimbursement will not exceed one-third of the executive's highest annual compensation.

      The agreements provide that the executive may require Omega to maintain a letter of credit in the face amount of three times their current base annual salary on the date of grant plus $50,000 to secure Omega's obligations under the agreement; currently, no such letters of credit have been requested. The agreements also provide that the severance payments and benefits to which the executive may be entitled under the severance agreement will not be otherwise offset or reduced by any income or earnings received from any other employment or other activity that he may engage in during the three year period following the termination date. The executive is not required to mitigate his damages. The agreements also contain provisions restricting the executive's right to compete with Omega in Centre County, Pennsylvania for a period of one year after the termination date.

Employment Agreement with David B. Lee

      Effective as of January 1, 2004, Omega entered into a new employment agreement with David B. Lee under which Mr. Lee was employed as Chairman of the Board, President and Chief Executive Officer of Omega and the Chairman of the Board of the Bank; provided, however, that upon 30 days prior written notice to Omega, Mr. Lee could resign from the position of President and/or Chief Executive Officer and remain as Chairman of the Board of Omega and Omega Bank, without any diminution in the salary and fringe benefits payable under the agreement. Mr. Lee has resigned as President of Omega during 2004.

      Mr. Lee is required to devote such portion of his business time to Omega's business and affairs and to the promotion of Omega's interests as is reasonably required for the fulfillment of his obligations and the performance of his duties under the agreement.

      Unless terminated earlier, Mr. Lee's employment will end on December 31, 2006. The Board of Directors may terminate Mr. Lee's employment at any time for cause, defined as: (i) Mr. Lee's conviction for any felony, fraud or embezzlement or (ii) Mr. Lee's breach of the confidentiality and non-competition provisions of the agreement or his failure or refusal to comply with the written policies or written directives of Omega's Board of Directors, provided that Mr. Lee fails to cure such breach or non-compliance within 30 days after receiving written notice from Omega's Board of Directors specifying such breach or non-compliance.

      For the remaining term of the agreement, Mr. Lee is entitled to be paid a salary at the annual rate of: (a) $75,000 for 2005; and (b) $50,000 for 2006. Mr. Lee is also entitled to participate in any savings, 401(k), stock option,
employee  stock  purchase,   pension,   profit  sharing,  group  medical,  group
disability or similar plan adopted by Omega now existing or established hereafter. In addition, Mr. Lee is entitled to a car allowance, business expense allowance and payment of membership dues at a country club selected by him.

      In the event that Mr. Lee dies during the term of the agreement, his legal representative will be entitled to receive the salary due Mr. Lee through the end of the term.

      Omega's Board of Directors can terminate Mr. Lee's employment if the Board of Directors determines that due to illness or other incapacity, he is incapable of performing his duties under the employment agreement, and such illness or other incapacity continues for more than 90 consecutive days. If Mr. Lee is terminated for disability, he will continue to receive the salary and fringe benefits under the agreement through the end of the term.

      The agreement provides that Mr. Lee may not compete with Omega in any county in which the Company has an office during the term of the agreement and for one year after the termination of his employment.

Stock Option Plans

      In March 1996, the Board of Directors adopted, and in April 1996 the shareholders approved, the 1996 Employee Stock Option Plan (the "1996 Plan"). The 1996 Plan replaced the 1986 Stock Option Plan (the "1986 Plan") under which no new options could be granted after 1996. Under Omega's 1996 Plan, options may be granted to purchase a total of 1,000,000 shares of Common Stock (subject to appropriate adjustments to reflect changes in the capitalization of Omega).
Options to purchase an aggregate of 28,761 shares of Common Stock remain outstanding under the 1986 Plan. Options issued pursuant to the 1986 Plan continue to be administered under the terms of such Plan. Pursuant to the 1986 Plan and the 1996 Plan (collectively the "Plans"), stock options may be granted which are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended ("Code"), as well as stock options not intended to so qualify. The purpose of the Plans is to provide additional incentive to employees of Omega by encouraging them to invest in Omega Common Stock and thereby acquire a proprietary interest in Omega and an increased personal interest in Omega's continued success and progress. All officers and key employees of Omega or any current or future subsidiary are eligible to receive options under the 1996 Plan.

      The  Plans  are  administered  by the  Compensation  Committee,  which  is appointed by the Board. The Compensation Committee determines, among other things, which officers and key employees will receive an option or options, the type of option (incentive or non-qualified, or both) to be granted, the number of shares subject to each option, the rate of option exercisability, and subject to certain limitations, the option price and duration of the option. The
Compensation Committee has the exclusive right to adopt rules for the administration and interpretation of the Plans and the options issued pursuant to the Plans. Shares of Common Stock subject to options under the 1996 Plan that terminate unexercised are available for future options granted under the 1996 Plan. The Code provides that the aggregate fair market value of the stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year cannot exceed $100,000 and the excess amount will be treated as non-qualified options.

      The option price for options issued under the 1996 Plan must be at least equal to 100% of the fair market value of Omega Common Stock as of the date of the grant of the option, as determined by the Compensation Committee, while the option price for non-qualified options granted under the 1996 Plan may be established by the Compensation Committee for less than the fair market value of Omega's Common Stock on the date of the grant. Unless terminated earlier by the option's terms, options expire ten years after the date of grant. Payment of the option price on exercise of both incentive options and non-qualified options may be made in cash, Omega Common Stock, or a combination of both. The Compensation Committee determines the rate of option exercisability at the time of the grant. Generally, no stock option granted under the Plans may be exercised in the first year after the date of grant, except in the event of a change in control (as defined in the Plans) in which event they become immediately exercisable. After one year from the date of grant, each optionee may exercise up to the total number of optioned shares granted to such optionee.

Employee Stock Purchase Plan

      Under Omega's Employee Stock Purchase Plan (the "Stock Purchase Plan"), options may be granted for a total of 1,125,000 shares of Common Stock (subject to appropriate adjustments to reflect changes in the capitalization of Omega). The Board of Directors has approved a proposal to increase the number of shares authorized for issuance under the Stock Purchase Plan by 1,000,000 shares, subject to shareholder approval. See Proposal 2. The Stock Purchase Plan is intended to advance the interests of Omega by giving employees of Omega and its subsidiaries a vested interest in the growth and earnings of Omega. The Compensation Committee administers the Stock Purchase Plan. The Committee is authorized to grant options to purchase Common Stock of Omega to employees of Omega and its subsidiaries. The Committee has discretion as to the total number of options, if any, granted in each year, the rate of exercisability, the price as to which each option is exercisable, and the duration of each option. Shares of Common Stock subject to options that expire unexercised are available for future option grants under the Stock Purchase Plan.

      All options granted under the Stock Purchase Plan expire at such time, not later than five years after the date of grant, as the Committee shall determine; provided, however, that options exercised more than 27 months after the date of grant must be exercised at an option price equal to at least 85% of the fair market value of the shares on the date of exercise. No option may be granted to any person who immediately after the grant would own more than 5% of Omega Common Stock and no option may be granted which, at the date the option is granted, would permit such person's right to purchase stock under the Stock
Purchase Plan and all other employee stock purchase plans of Omega and subsidiaries to accrue at a rate exceeding $25,000 of the fair market value of such stock (determined at the time such option is granted) for each year such option is outstanding. Except as noted above, the option price per share must not be less than the lesser of: (a) 85% of the fair market value of the stock on the date of grant, or (b) 85% of the fair market value on the date of exercise.

      If the Committee decides to issue options pursuant to the Stock Purchase Plan, options must be granted to all employees of Omega and its subsidiaries who have been employed for at least one year subject to certain exclusions. When options are granted, each eligible employee will be permitted to elect to purchase the number of whole shares which could be purchased with no more than 25% of his "base salary rate" (as defined) determined as of the date the option is granted.

The Committee, in its discretion, may change the maximum percentage of "base salary rate" which may be elected by eligible employees so long as such change applies to all eligible employees. Based on the elections by eligible employees, if the total number of whole shares elected to be purchased exceeds the total number of shares determined by the Committee to be allocated to any date on which options are granted, then each eligible employee will be granted an option for such proportion of the total shares allocated by the Committee as the number of shares elected to be purchased by such eligible employee bears to the total number of shares elected to be purchased by all eligible employees.

Non-Employee Directors Stock Option Plans

      In March 2004, the Board of Directors adopted, and in April 2004, the shareholders approved, the 2004 Stock Option Plan for Non-Employee Directors (the "Director Plan"). The purpose of the Director Plan is to provide additional incentive to members of the Board of Directors of Omega who are not also employees of Omega or any subsidiary corporation by encouraging them to invest in Omega's Common Stock and thereby acquire a further proprietary interest in Omega and an increased personal interest in Omega's continued success and progress. The Director Plan replaced the 1994 Stock Option Plan for Non-Employee Directors, which expired in 2004.

      As of January 1, 2004, each person who was a director of Omega, and who was not as of such date an employee of Omega or any subsidiary corporation, was automatically granted an option to purchase shares of Omega's Common Stock. Each person who is not an employee of Omega or any subsidiary corporation and who on or after May 1, 2004 is first elected or appointed as a director of Omega, shall as of the date of such election or appointment, automatically be granted an option to purchase a prorated number of shares of Omega's Common Stock (not to exceed 500 shares). On May 1, 2004 and on each January 1st thereafter (each, an "anniversary date") and provided the person continues to be a non-employee director on such anniversary date, such person shall automatically be granted an option to purchase up to 500 shares of Omega's Common Stock or such lower number of shares as shall be equal to the number of shares as shall then be available (if any) for grant under the Director Plan divided by the number of persons who are to receive an option on such anniversary date.

      As previously noted, the Board and the Compensation Committee have temporarily suspended the automatic granting of options under the Director Plan pending management's evaluation of FAS 123R.

      The Director Plan is administered by the Board of Directors of Omega, including non-employee directors. Under the Director Plan, the Board has the right to adopt such rules for the conduct of its business and the administration of the Director Plan as it considers desirable. The Board of Directors has the exclusive right to construe the Director Plan and the options issued pursuant to it, to correct defects and omissions and to reconcile inconsistencies to the extent necessary to effectuate the purpose of the Director Plan and the options issued pursuant to it.

      The aggregate number of shares that may be issued upon the exercise of options under the Director Plan is 50,000 shares of Omega Common Stock. The Board of Directors has approved a proposal to increase the number of shares authorized for issuance under the Director Plan by 50,000 shares, subject to shareholder approval. See Proposal 3. In the event of any change in the capitalization of Omega, such as by stock dividend, stock split or what the Board of Directors deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the Director Plan will be appropriately adjusted in a manner determined in the sole discretion of the Board of Directors. Reacquired shares of Omega's Common Stock, as well as unissued shares, may be used for the purpose of the Director Plan. Common Stock of Omega subject to options that have terminated unexercised, either in whole or in part, will be available for future options granted under the Director Plan.

      The option price for options issued under the Director Plan will be equal to the fair market value of Omega Common Stock on the date of grant. Fair market value means the arithmetic average of the highest and lowest sale price of the Common Stock on the trading day prior to the date of grant as reported on The NASDAQ Stock Market. Payment of the option price on exercise of options granted under the Director Plan may be made in (a) cash, (b) Omega Common Stock which will be valued at its fair market value (unless prohibited by the Board of Directors) or (c) any combination of cash and Common Stock of Omega valued as provided in clause (b) (unless prohibited by the Board of Directors).

      Options granted pursuant to the Director Plan may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (i) one year after the date of their grant or (ii) a "change in control" of Omega, as such term is defined in the Director Plan. Unless terminated earlier by the option's terms, options granted under the Director Plan will expire ten years after the date they are granted. Options terminate one year after the optionee ceases to be a director of Omega (whether by resignation, removal, failure to be reelected or otherwise, and regardless of whether the failure to continue as a director was for cause or otherwise) and in all events not later than ten years after the date of option grant; provided, however, that if an optionee ceased to be a director of Omega by reason of retirement at age 70 or above, disability as defined in the Code, or death, the option will terminate five years after the director's retirement, disability or death, but in no event later than ten years from the date of grant. Options granted pursuant to the Director Plan are not transferable, except by will or the laws of descent and distribution in the event of death. During an optionee's lifetime, the option is exercisable only by the optionee, including, for this purpose, the optionee's legal guardian or custodian in the event of disability. Options may not be granted pursuant to the Director Plan after the expiration of ten years from and after the adoption of the Director Plan by Omega's shareholders at the 2004 Annual Meeting.

Equity Compensation Plans

      The following table details information regarding Omega's existing equity compensation plans as of December 31, 2004:

                                                                                          (c)
                                                                                 Number of securities
                                       (a)                       (b)              remaining available
                               Number of securities       Weighted-average        for future issuance
                                to be issued upon         exercise price of          under equity
                                   exercise of               outstanding          compensation plans
                               outstanding options,       options, warrants      (excluding securities
       Plan Category           warrants and rights           and rights        reflected in column (a))
-------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security
holders                               924,922             $     31.50                      857,302

Equity compensation plans
not approved by security
holders
                                           --                      --                           --

                               ------------------------------------------------------------------------
Total                                 924,922             $     31.50                      857,302
                               ========================================================================

                          OTHER EMPLOYEE BENEFIT PLANS

Supplemental Executive Retirement Plan

      In 2000, the Board of Directors of Omega Bank adopted a nonqualified Supplemental Executive Retirement Plan ("SERP") effective as of January 1, 2000. The SERP is an unfunded plan that provides supplemental retirement benefits for David B. Lee, Daniel L. Warfel and Donita R. Koval.

      Under the SERP, Omega Bank enters into individual agreements with participants. The agreements provide for supplemental retirement benefits for a participant who has attained age 65 and who has remained in the continuous employment of Omega Bank (or its predecessor) until his retirement; however, in the case of the sale of the stock or assets, merger or substantial change in the ownership of Omega Bank, continuous employment of the participant is required only until the date the participant voluntarily terminates his employment or is discharged by Omega Bank without "just cause."

      Under the supplemental retirement provisions, Mr. Lee, Ms. Koval and Mr. Warfel are eligible for supplemental benefits of up to 75% of their final average salary. Those supplemental retirement benefits are subject to reduction for other retirement benefits that have been provided by the Bank. In the case of Mr. Lee, these benefits include social security benefits, 401(k) profit sharing contributions and employer matches and rollovers from previous pension plans. In the case of Ms. Koval and Mr. Warfel, these benefits include all those listed for Mr. Lee, with the addition of the value of the ESOP provided by Omega. Subject to the approval of the Omega Bank Board of Directors, a participant can elect early retirement at age 55 and a participant can elect early retirement without Board approval at age 55, if there is a sale of the stock or assets, merger, or substantial change in ownership of Omega Bank. The retirement benefits payable to a participant who has elected early retirement will be actuarially reduced.

      Mr. Lee has reached age 66 and began to receive his benefit in 2004. Based on Mr. Lee's final average salary for the five years ended on December 31, 2003, his annual SERP benefit is $242,028 payable for a period of 15 years that began on January 1, 2004. Based on current estimates of Ms. Koval's final average salary, her estimated annual SERP benefit would be approximately $318,648 payable for a period of 15 years beginning at age 65. Mr. Warfel's final average salary projections indicate that his estimated annual SERP benefit would be approximately $55,496 payable for a period of 15 years beginning at age 65.

      Omega Bank purchased a life insurance policy that is designed to offset the contractual obligation to pay pre-retirement death benefits. The executive is the insured person under the policy and Omega Bank is the owner and beneficiary. The insured executive has no claim on the insurance policy, its cash value or the proceeds thereof.

Omega Executive Incentive Compensation Plan

      Omega has an Executive Incentive Compensation Plan ("EIC Plan"). The purpose of this plan is to motivate key management level employees by rewarding performance that exceeds normal expectations. The EIC Plan is administered by the Omega Compensation Committee, which designates permanent and special participants in the EIC Plan. Individuals are selected by the Omega Compensation Committee based on their responsibilities and value to Omega, and once selected generally remain a participant as long as the level of responsibility is not significantly reduced. In addition, other employees may from time to time be selected by the management of Omega as special participants in the EIC Plan in any given plan year based upon outstanding individual contribution to Omega.

      Awards to the permanent participants under the EIC Plan are based on pre-determined performance goals which are established by the Compensation
Committee each year and are based upon such standards as change in return on average equity, earnings per share and net income. Awards to such special participants are made from a special bonus pool established each year not to exceed 25% of the amount awarded in any EIC Plan Year to the permanent participants as a group. Awards are paid to the participants in the first quarter following the end of each year. During 2005, awards were made to Messrs. Lee, Warfel, Thiel and Mses. Koval and McMinn based upon results achieved during the year ended December 31, 2004 and are included in the preceding Summary Compensation Table.

                              CERTAIN TRANSACTIONS

      Through its bank subsidiary, Omega has had, and expects to continue to have, loan and other banking transactions (including, but not limited to, checking accounts and savings and time deposits) with certain of its directors, nominees for director, officers, certain of their immediate family members and certain corporations or organizations with which they are affiliated. All such loan and other banking transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

                                   PROPOSAL 2
--------------------------------------------------------------------------------

                         APPROVAL OF AN AMENDMENT TO THE
                       OMEGA EMPLOYEE STOCK PURCHASE PLAN
                        TO INCREASE THE NUMBER OF SHARES
                     THAT MAY BE ISSUED BY 1,000,000 SHARES

      Under Omega's Employee Stock Purchase Plan (the "Stock Purchase Plan"), options may be granted for a total of 1,125,000 shares of Common Stock, subject to appropriate adjustments to reflect changes in the capitalization of Omega. Of these shares, approximately 54,188 shares remain currently available for future options. In March 2005, the Board of Directors approved an amendment to the Stock Purchase Plan that increased the maximum number of shares issuable under the Stock Purchase Plan by 1,000,000 shares to a total of 2,125,000 shares, subject to approval by the shareholders of Omega. If the shareholders do not approve the increase, then the maximum number of shares issuable under the Stock Purchase Plan will remain at 1,125,000.

Description of the Stock Purchase Plan

      For a description of the Stock Purchase Plan, see "Severance and Salary Continuation and Stock Option Plans - Employee Stock Purchase Plan."

Purpose of the Amendment

      The purpose of the proposed increase is to provide sufficient shares for future option grants to employees of Omega. Pursuant to the merger with Sun, Omega issued options to purchase 257,511 shares of Omega Common Stock to employees of Sun in substitution for stock options of Sun held by them. As a result of Omega's merger with Sun, Omega has approximately 280 additional employees. The Board of Directors believes that Omega should continue to have shares available under the Stock Purchase Plan to provide options to its new and existing employees to encourage them to acquire a stake in Omega's growth and earnings.

Awards under the Plan

      No determination has been made as to how the proposed additional 1,000,000 option shares will be allocated among any particular employee. Information concerning options granted in 2004 under the Stock Purchase Plan to the persons named in the Summary Compensation Table is set forth in "Stock Option Grants for 2004". Set forth below is additional information with respect to options granted in 2004:

    Options granted in 2004 under Employee Stock Purchase Plan

    To all current executive officers as a group                           2,894
    To all current directors who are not executive officers as a group       482
    To each nominee for election as a director                                --
    To each associate of such directors, executive officers or nominees       --
    To each other person who received 5% or more of such options              --
    To all employees, including all current officers who are not
    executive officers, as a group                                        89,946

      On March 18, 2005, the closing price of Omega's common stock was $30.50 as reported on the NASDAQ National Market.

Federal Income Tax Consequences

      The following information is not intended to be a complete discussion of the federal income tax consequences of participation in the Stock Purchase Plan. This information is qualified in its entirety by reference to the Internal Revenue Code, referred to as the Code, and the regulations adopted by the IRS. The provisions of the Code described in this section include current tax law only and do not reflect any proposals to revise current tax law.

      The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. A participant will not recognize income when Common Stock is purchased upon the exercise of an option granted under the Stock Purchase Plan.

      If a participant makes a disposition (as that term is defined in Section 424 of the Code) of Common Stock purchased in an offering within two years of the applicable date of grant or within one year after the stock is acquired (the "holding period requirement"), the participant will recognize as ordinary income, in the taxable year of such disposition, an amount equal to the excess of the fair market value of the Common Stock on the date of grant over the purchase price on the date of grant. Any such ordinary income recognized by a participant will increase his tax basis in the Common Stock. If a disposition described in this paragraph results in a taxable transaction, any gain in excess of ordinary income recognized on the disposition will be capital gain, and any loss will be capital loss, provided in each case that the Common Stock was held as a capital asset at the time of the disposition.

      In the event of any disposition of Common Stock acquired under the Stock Purchase Plan by a participant who satisfies the holding period requirement, or in the event of the participant's death, whenever occurring, while owning the Common Stock, the participant will recognize as ordinary income an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock at the time of the disposition or death over the purchase price of the Common Stock on the date of grant, or (ii) the excess of the fair market value of the Common Stock on the date of grant over the purchase price on the date of grant. The ordinary income recognized pursuant to the provisions of this paragraph will be included in the participant's income for the taxable year in which falls the date of disposition or for the taxable year closing with his death.

      Generally speaking, a participant who satisfies the holding period requirement with respect to Common Stock purchased under the Stock Purchase Plan will have a tax basis in the Common Stock equal to the purchase price paid for the Common Stock plus the amount of ordinary income recognized as explained in the paragraph above. Provided the participant holds such Common Stock as a capital asset, any gain or loss recognized upon a disposition of the Common Stock (determined after taking into account the increase in tax basis described in the preceding sentence) will be capital gain or loss.

      If a participant recognizes ordinary income as a result of a failure to satisfy the holding period requirement, Omega will be entitled to a deduction in the same amount at the same time. Omega will not be entitled to any other deductions with respect to the issuance or subsequent disposition of Common Stock issued under the Stock Purchase Plan.

      The Code establishes a 15% maximum individual tax rate for long-term capital gains. Short-term capital gains are taxed at the same rates as ordinary income. The ability of an individual to offset ordinary income with a net capital loss remains limited. Generally, an individual will be able to offset only $3,000 of ordinary income with a net capital loss on a dollar for dollar basis in a given year.

Reasons for Shareholder Approval

      There are two reasons for seeking shareholder approval of the proposed increase. One is to satisfy NASDAQ listing requirements that require companies whose shares are reported on the NASDAQ National Market System to obtain shareholder approval of stock plans, or amendments to stock plans, for directors, officers or employees. The second reason is to satisfy requirements of the Internal Revenue Code which require shareholder approval of the increase in order for the Stock Purchase Plan to continue to meet the requirements of
Section 423 applicable to employee stock purchase plans and Section 162(m) applicable to performance-based compensation.

      The Board of Directors unanimously recommends that you vote "FOR" approval of Proposal 2.

                                   PROPOSAL 3
--------------------------------------------------------------------------------

                         APPROVAL OF AN AMENDMENT TO THE
             OMEGA 2004 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                        TO INCREASE THE NUMBER OF SHARES
                       THAT MAY BE ISSUED BY 50,000 SHARES

      Under Omega's 2004 Stock Option Plan for Non-Employee Directors, referred to as the Director Plan, options may be granted for a total of 50,000 shares of Common Stock, subject to appropriate adjustments to reflect changes in the capitalization of Omega. Of these shares, approximately 4,868 shares remain currently available for future options. In March 2005, the Board of Directors approved an amendment to the Director Plan that increases the maximum number of shares issuable under the Director Plan by 50,000 shares to a total of 100,000 shares, subject to approval by the shareholders of Omega. If the shareholders do not approve the increase, then the maximum number of shares issuable under the Director Plan will remain at 50,000.

Description of the Director Plan

      For a description of the Director Plan, see "Severance and Salary Continuation and Stock Option Plans - Non-Employee Directors Stock Option Plans."

Purpose of the Amendment

      The purpose of the proposed increase is to provide sufficient shares for future option grants to non-employee directors of Omega. As required by the merger agreement with Sun, Omega issued options to purchase 42,132 shares of Omega Common Stock to directors of Sun in substitution for stock options of Sun held by them. In addition, two of the three former Sun directors appointed to the Board as required by the merger agreement are not employees of Omega and are entitled to receive options under the Director Plan. The Board of Directors believes that Omega should continue to have shares available under the Director Plan to attract, retain and motivate members of its Board of Directors and to provide additional incentive to members of its Board of Directors by encouraging them to invest in shares of Omega Common Stock and acquire a proprietary interest in Omega, and an increased personal interest in Omega's continued success and progress, to the mutual benefit of directors, employees and shareholders.

Awards under the Director Plan

      On May 1, 2004, Messrs. Agostinelli, Gingerich, Oliver, Powers, Sheetz, and Szeyller, the non-employee directors, were each automatically granted options to purchase 500 shares of Common Stock at an exercise price of $33.63 per share pursuant to the Director Plan. In connection with the merger of Sun into Omega on October 1, 2004, Omega issued options to purchase 4,776 shares of Omega Common Stock under the Director Plan to each of Mr. Hormell and Mr. Van Benthuysen, at a weighted average exercise price of $30.93 per share, in substitution for options to purchase shares of Sun held by them as required by the merger agreement. In addition, Omega issued options to purchase a total of 32,580 shares of Omega Common Stock under the Director Plan to other former directors of Sun at a weighted average exercise price of $31.16 per share, in substitution for options to purchase shares of Sun held by them as required by the merger agreement. As previously noted, the Board and the Compensation Committee have temporarily suspended the automatic granting of options under the Director Plan pending management's evaluation of FAS 123R. If the Board and Compensation Committee determine to reinstitute the automatic grant of options under the Director Plan, and assuming that Proposal 3 is approved, Messrs. Agostinelli, Gingerich, Hormell, Oliver, Powers, Sheetz, Szeyller and Van Benthuysen, the non-employee directors, will be entitled to receive options to purchase 500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. If the Board and Compensation Committee determine to reinstitute the automatic grant of options under the Director Plan but Proposal 3 is not approved, then each of the non-employee directors will be entitled to receive a pro-rated award based on the number of shares then available for grant under the Director Plan, but in no event more than 500 shares.

      On March 18, 2005, the closing price of Omega's common stock was $30.50 as reported on the NASDAQ National Market.

Federal Income Tax Consequences of the Director Plan

      The following information is not intended to be a complete discussion of the federal income tax consequences of participation in the Director Plan. This information is qualified in its entirety by reference to the Code, and the regulations adopted by the IRS. The provisions of the Code described in this section include current tax law only and do not reflect any proposals to revise current tax law.

      Generally, there will be no federal income tax consequences to either the optionee or Omega on the grant of non-qualified stock options pursuant to the Director Plan. On the exercise of a non-qualified stock option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. Omega will be entitled to a federal income tax deduction in an amount equal to such excess, provided that Omega complies with applicable reporting rules.

      Upon the sale of stock acquired by exercise of a non-qualified stock option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

      An optionee who surrenders shares in payment of the exercise price of a non-qualified stock option will not recognize gain or loss with respect to the shares so delivered. The optionee will recognize ordinary income on the exercise of the non-qualified stock option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered have the same tax basis and capital gains holding period as the shares surrendered. The balance of shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

Reason for Shareholder Approval

      The reason for seeking shareholder approval of the proposed increase is to satisfy NASDAQ listing requirements that require companies whose shares are reported on the NASDAQ National Market System to obtain shareholder approval of stock plans, or amendments to stock plans, for directors, officers or employees.

      The Board of Directors unanimously recommends that you vote "FOR" approval of Proposal 3.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The independent registered public accounting firm of Ernst & Young LLP acted as Omega's independent public accountant for the 2004 fiscal year and currently is expected to be selected by the Audit Committee to act as Omega's independent public accountant for the 2005 fiscal year; however, the Audit Committee has not yet finalized the engagement of Ernst & Young LLP for 2005. A representative of Ernst & Young LLP is expected to be present at the annual meeting and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

      Fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years, in each of the following categories are:

                                                                                     2004            2003
                                                                                  -------------------------
Audit Services                                                                    $ 570,400       $ 247,540
      Includes fees for the audit of consolidated financial statements and quarterly reviews. Additionally 2004 fees include audit services related to the Sun acquisition, including review of Form S-4 and Form S-8 and the attestation report on Management's assertion related to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002
Audit-Related Services                                                              136,075          45,000
      Includes employee benefit plan audits, internal control reviews and student lending audit for 2003 and 2004. Additionally, 2004 fees
      Include due diligence services related to the acquisition of Sun Bancorp
Tax Fees                                                                            128,988          41,455
      Includes tax compliance services in 2003 and 2004
      Additionally 2004 fees include an analysis of acquisition
      transaction costs for deductibility
All Other Fees                                                                           --              --
                                                                                  -------------------------
                                                                                  $ 835,463       $ 333,995
                                                                                  =========================

      The Audit Committee has considered and determined that the services provided by Ernst & Young LLP, in addition to those services provided in exchange for Audit Fees, as discussed above, are compatible with Ernst & Young LLP maintaining its independence.

      The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged.

                              SHAREHOLDER PROPOSALS

      Under Omega's Bylaws, shareholder proposals with respect to the 2006 Annual Meeting of Shareholders, including nominations for directors, which have not been previously approved by the Board of Directors, must be submitted to the Secretary of Omega no later than November 29, 2005. Any such proposals must be in writing and sent either by personal delivery, nationally recognized express mail or United States mail, postage prepaid to Omega's Corporate Secretary, Omega Financial Corporation, 366 Walker Drive, State College, Pennsylvania 16801. Each nomination or proposal must include the information required by the Bylaws. All late or nonconforming nominations and proposals may be rejected by the officer presiding at the meeting. Please refer to "BOARD AND COMMITTEE MATTERS - Nominating Committee" for additional information.

      Shareholder proposals for the 2006 Annual Meeting of Shareholders must be submitted to Omega by November 29, 2005 to receive consideration for inclusion in Omega's Proxy Statement relating to the 2006 Annual Meeting of

Shareholders. Any such proposal must also comply with SEC proxy rules, including SEC Rule 14a-8, and any applicable requirements set forth in the Bylaws.

      In addition, shareholders are notified that the deadline for providing Omega timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at Omega's 2006 Annual Meeting of Shareholders is November 29, 2005. As to all such matters which Omega does not have notice on or prior to November 29, 2005, discretionary authority shall be granted to the persons designated in Omega's Proxy related to the 2006 Annual Meeting of Shareholders to vote on such proposal.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

      This  Proxy   Statement  is   accompanied  by  Omega's  Annual  Report  to
Shareholders for the year ended December 31, 2004.

      Each person solicited hereunder can obtain a copy of Omega's Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the SEC, without charge except for exhibits to the report, by sending a written request to:

                          Corporate Secretary
                          Omega Financial Corporation
                          P. O. Box 298
                          State College, PA 16804-0298

      A copy of the required annual financial disclosures for each bank subsidiary will also be provided, without charge, upon written request to:

                          Corporate Secretary
                          Omega Financial Corporation
                          P. O. Box 298
                          State College, PA 16804-0298


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